Exhibit 99.1

Qualigen Therapeutics Receives Orphan Drug Designation from the U.S. Food and Drug Administration for QN-302, a G-Quadruplex (G4) Transcription Inhibitor for the Intended Indication of Pancreatic Cancer

CARLSBAD, Calif., January 10, 2023 (GLOBE NEWSWIRE) — Qualigen Therapeutics, Inc. (“Qualigen” or “the Company,” Nasdaq: QLGN), a diversified life sciences company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, while also commercializing diagnostics, today announces that the U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation (ODD) to its lead drug candidate, QN-302, for the indication of Pancreatic Cancer. QN-302 is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells.

ODD provides advantages to pharmaceutical companies that are developing investigational drugs or biological products that show promise in treating rare diseases or conditions that affect fewer than 200,000 people in the United States, including seven-year marketing exclusivity and eligibility to receive regulatory support and guidance from the FDA in the design of an overall drug development plan.

There are also economic advantages to receiving ODD, including a 25% federal tax credit for expenses incurred in conducting clinical research on the orphan designated product within the United States. Tax credits may be applied to the prior year or applied to up to 20 years of future taxes. ODD recipients may also have their Prescription Drug User Fee Act (PDUFA) application fees waived, a potential savings of around $3.2 million (as of fiscal year 2023) for applications requiring covered clinical data, and may qualify to compete for research grants from the Office of Orphan Products Development that support clinical studies.

“Receiving Orphan Drug Designation for our lead cancer therapeutic, QN-302, for treating pancreatic cancer, is an important accomplishment as we prepare to submit our IND application in the first half of 2023 for our Phase I clinical trial. It is a testament of Qualigen’s commitment to developing treatments for devastating, rare cancers with unmet medical need,” commented Michael Poirier, Chairman and CEO of Qualigen.

In 2019, there were an estimated 89,248 people living with pancreatic cancer in the United States (NIH, 2022), below the threshold for ODD. Pancreatic cancer is a highly lethal disease and the third most common cause of cancer death in the United States. Pre-clinical in-vitro and in-vivo studies of QN-302 have shown that G-quadruplex (G4) stabilization may result in inhibition of target gene expression and cessation of cell growth in a variety of cancers, including pancreatic ductal adenocarcinoma (PDAC), which represents 98% of pancreatic cancers.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a diversified life sciences company focused on developing treatments for adult and pediatric cancer, as well as maintaining and expanding its core FDA-cleared FastPack® System, which has been used successfully in diagnostics for over 20 years. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers. Our investigational QN-247 compound inhibits nucleolin, a key multi-functional regulatory protein that is overexpressed in cancer cells; QN-247 may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (AML). In addition to its oncology drug pipeline, Qualigen has an established diagnostics business which manufactures and distributes proprietary and highly accurate rapid blood testing systems to physician offices and small hospitals for the management of prostate cancer and other diseases and health conditions.

For more information about Qualigen Therapeutics, Inc., please visit www.qualigeninc.com.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s prospects and strategy, including statements related to the development of QN-302, including the anticipated timing for our IND application submission, and the Company’s other therapeutic drug candidates. Actual events or results may differ from the Company’s expectations. For example, there can be no assurance that the Company will be able to successfully develop any drugs (including QN-302, RAS, and QN-247); that preclinical development of the Company’s drugs (including QN-302, RAS, and QN-247, and the deprioritized infectious-disease drug candidate QN-165) will be completed on any projected timeline or will be successful; that any clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline, or at all; that any future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs will receive required regulatory approvals (or Fast Track designation or Orphan Drug status) or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s currently owned and in-licensed patents would prevent competition; or that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products (including QN-302, RAS, and QN-247). The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fails to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent Form 10-K, all of which are available at www.sec.gov.

The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com

Source: Qualigen Therapeutics, Inc.